Exhibit 10.1

LOAN AGREEMENT

Dated as of July 18, 2014

Between

CIO LAKE VISTA, LIMITED PARTNERSHIP,

as Borrower

and

SECURITY BENEFIT LIFE INSURANCE COMPANY,

as Lender

Loan Amount: $18,460,000.00

Property Address:	Lake Vista Pointe
2911 Lake Vista Drive
Lewisville, Denton County, Texas 75067

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SCHEDULES

Schedule I	—	Rent Roll
Schedule II	—	Required Repairs—Deadlines for Completion
Schedule III	—	Organizational Structure

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 18, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between SECURITY BENEFIT LIFE INSURANCE COMPANY, a Kansas insurance company, having an address at One Security Benefit Place, Topeka, Kansas 66636 (“Lender”), and CIO LAKE VISTA, LIMITED PARTNERSHIP, a Delaware limited partnership, having its principal place of business at c/o City Office REIT, Inc., 1075 West Georgia Street, Suite 2600, Vancouver, British Columbia V6E 3C9, Canada (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean (a) for the first accrual period hereunder, (i) if the Closing Date occurs on or before the fifth (5th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the sixth (6th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the following calendar month and (b) for each accrual period thereafter commencing August 6, 2014, the period commencing on the sixth (6th) day of each calendar month and ending on (and including) the fifth (5th) day of the following calendar month. Each Accrual Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Accrual Period.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Ally Bankruptcy Trigger Event” shall mean the occurrence of one of the following events: (i) tenant under the Ally Lease files for bankruptcy; or (ii) tenant under the Ally Lease fails to dismiss within thirty (30) days of commencement an involuntary bankruptcy.

“Ally Bankruptcy Event Cure” shall mean, following the occurrence of an Ally Bankruptcy Trigger Event, the Ally Space is relet by Borrower pursuant to a legally binding Lease to an acceptable replacement tenant for a term of at least two (2) years beyond the Maturity Date with a triple net rent of at least $13.50 per square foot and such other terms as are reasonably acceptable to Lender.

“Ally Credit Rating Trigger Event” shall mean the occurrence of a credit rating downgrade of the tenant under the Ally Lease to B under S&P or B3 under Moody’s or lower.

“Ally Credit Rating Cure Event” shall mean following the occurrence of an Ally Credit Rating Trigger Event, and if within the thirty (30) month period prior to the expiration of the Ally Lease the Ally Lease has been renewed, the earlier of (a) a current balance of at least $2,450,040.00 in the Rollover Reserve Account; (b) the delivery to Lender of a Letter of Credit in the amount of $2,450,040.00 less the amount on deposit in the Rollover Reserve Account as provided under Section 7.4.1 hereof; or (c) the increase of the credit rating of the tenant under the Ally Lease to BB under S&P and Ba3 under Moody’s or higher.

“Ally Lease” shall mean that certain Lease by and between Ally Financial, Inc. (as assignee of Ally Servicing, LLC, formerly known as Semperian, LLC), as tenant, and Borrower (as successor landlord of Lake Vista Pointe, L.P.), as landlord, dated May 31, 2008, as amended on November 30, 2013.

“Ally Lease Cure Event” shall mean following the occurrence of an Ally Lease Trigger Event, the Ally Space is relet by Borrower pursuant to one or more legally binding Lease(s) to one or more replacement tenant(s) reasonably acceptable to Lender for a term of at least two (2) years beyond the Maturity Date with a triple net rent of at least $13.50 per square foot and such other terms as are reasonably acceptable to Lender.

“Ally Lease Trigger Event” shall mean the failure of the tenant under the Ally Lease to renew the Ally Lease on the terms stated therein and to provide Lender with satisfactory notice of such renewal on or before November 1, 2018.

“Ally Space” shall mean the demised premises under the Ally Lease.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Taxes” shall have the meaning set forth in Section 2.9 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes and (b) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns permitted in accordance with the provisions hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of Lender, or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Accounts or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Expenses” shall mean, on the first Payment Date after a Cash Sweep Event, the estimated Operating Expenses for the operation of the Property for such month as set forth in an Approved Annual Budget and for each successive Payment Date during an existing Cash Sweep Event, the estimated Operating Expenses for the operation of the Property for such month as set forth in an Approved Annual Budget less the amount of Cash Expenses not expended by Borrower during the prior Accrual Period as calculated based on Borrower’s submission to Lender of the Operating Expenses actually incurred by Borrower during such prior Accrual Period, or as otherwise reasonably approved by Lender, minus, in each case, any payments into the Tax and Insurance Escrow Account.

“Cash Management Account” shall have the meaning set forth in Section 2.8.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) a Debt Yield Trigger Event; (c) an Ally Lease Trigger Event; (d) an Ally Credit Rating Trigger Event; or (e) an Ally Bankruptcy Trigger Event.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the occurrence of a Debt Yield Cure Event, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by an Ally Lease Trigger Event, the occurrence of an Ally Lease Cure Event; (d) if the Cash Sweep Event is caused by an Ally Credit Rating Trigger Event, the occurrence of an Ally Credit Rating Cure Event; or (e) if the Cash Sweep Event is caused by an Ally Bankruptcy Trigger Event, the occurrence of an Ally Bankruptcy Cure Event; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contracts” shall mean all contracts and agreements now or hereafter entered into or otherwise effective, covering or otherwise relating to all or any part of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums, including without, limitation, the Required Yield Maintenance Premium, and all sums expended or advanced by Lender pursuant to any term or provision in this Agreement or the Mortgage due to Lender in respect of or in connection with the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Net Operating Income for the Property (excluding interest on credit accounts) for the most recent quarter annualized as set forth in the financial statements most recently delivered to Lender as required hereunder in form acceptable to Lender by (2) the monthly principal and interest due and payable under the Loan multiplied by twelve (12). Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Debt Yield” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Cash Flow for the Property (excluding interest on credit accounts) for the twelve (12) month period immediately preceding the date of calculation; and

(b) the denominator is the outstanding principal balance of the Loan.

“Debt Yield Cure Event” shall mean the earlier of (a) the date on which the Property achieves a Debt Yield of seven and three-quarter percent (7.75%) or higher for six (6) consecutive months based upon the trailing twelve (12) month period immediately preceding the date of determination, or (b) Borrower’s delivery to Lender of a Letter of Credit in an amount equal to the difference tested every six (6) months during the related Cash Sweep Period between (i) the Net Cash Flow for the Property (excluding interest on credit accounts) for the twelve (12) month period immediately preceding the occurrence of a Debt Yield Trigger Event as of the end of such quarter, and (ii) the Net Cash Flow for the Property (excluding interest on credit accounts) that would have been necessary to achieve a Debt Yield of seven and three-quarter percent (7.75%) or higher for six (6) consecutive months based upon the trailing twelve (12) month period immediately preceding the occurrence of a Debt Yield Trigger Event as of the end of such quarter.

“Debt Yield Trigger Event” shall mean, that as of the date of determination, the Debt Yield based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 7.50%.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5.0%) above the Interest Rate.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.8.2(b) hereof.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.6 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all sustainable income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from tenants that either (1) tenants are under fully executed leases in which Borrower has reserved for all tenant improvement and leasing commissions and free rent with Lender; or (2) tenants in occupancy, open for business and paying full contractual rent without right of offset or credit (credit is given to contractual rent increases occurring during the forward looking six (6) months, and executed leases with free rent periods as if the applicable rent is being paid at the full rent commencement rate provided that Borrower deposits the free rent into a reserve held by Lender), utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, business interruption or other loss of income or rental insurance proceeds or other required pass-throughs, reimbursements paid by tenants under the Leases of any nature and interest on Reserve Accounts, if any, but excluding Rents from month-to-month tenants, Rents from tenants during a free-rent period, Rents from tenants that are included in any Material Proceeding (until affirmed by the bankruptcy trustee), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income or rental insurance), Condemnation Proceeds, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Accounts, if any.

“Guarantor” shall mean City Office REIT, Inc., a Maryland corporation, together with its successors and permitted assigns.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, members, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnifying Person” shall mean each of Borrower, Principal and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and will not while serving as Independent Director or Independent Manager be: (i) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of Borrower or Principal), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director or Independent Manager of the general partner of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director or Independent Manager of the general partner of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Only Period” shall mean the period from the date hereof to and including August 6, 2017.

“Interest Rate” shall mean a rate of four and twenty-eight one-hundredths of one percent (4.28%) per annum.

“Kroll” shall mean Kroll, Inc.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit reasonably acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least ten (10) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Loanand the denominator is equal to the appraised value of the Property as determined by Lender in its sole discretion.

“Lockbox Account” shall have the meaning set forth in Section 2.8.1(a) hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement (Soft Lockbox) dated the date hereof among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean the clearing bank that establishes, maintains and holds the Lockbox Account, which bank shall be an Eligible Institution.

“Losses” shall mean, collectively, any and all actual claims, demands, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, disbursements, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement (excluding punitive damages, foreseeable and unforeseeable consequential damages, except to the extent Lender is liable to any third party for such damages) of whatever kind or nature (including, but not limited, to reasonable attorneys’ fees and other costs of defense in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto).

“Major Lease” means any Lease under which is demised at least twenty-five thousand (25,000) rental square footage.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing the Property in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Holt Lunsfold Commercial, Inc., a Texas corporation, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the Lien of the Mortgage or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Mortgage or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.

“Material Contract” shall mean any Contract materially affecting the use, operation or construction of, or production of income in connection with the Property, which for purposes hereof shall be contracts in excess of $200,000.00 or extend beyond one (1) year (unless cancelable on thirty (30) days or less notice).

“Material Proceeding” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Maturity Date” shall mean August 6, 2024, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (a) interest on the Loan calculated in accordance with Section 2.2.3 hereof during the Interest Only Period; and (b) thereafter a constant monthly payment of $91,136.61, based on the Interest Rate and a thirty (30) year amortization period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar, Inc., a Delaware corporation.

“Mortgage” shall mean that certain first priority Deed of Trust and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall mean, for the applicable period, a schedule reconciling Net Operating Income to Net Cash Flow which itemizes all adjustments made to Net Operating Income to arrive at Net Cash Flow.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.1 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of EIGHTEEN MILLION FOUR HUNDRED SIXTY AND NO/100 DOLLARS ($18,460,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.

“Open Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be no less than an assumed expense of $2.00 per square foot per annum (but specifically excluding extraordinary repairs)), insurance, license fees, actual property taxes and assessments, advertising expenses, management fees (excluding any asset management fees which shall be payable only from distributable income of Borrower), payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Accounts.

“Other Permitted Indebtedness” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Payment Date” shall mean the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially and adversely affect the value or use of the Property or Borrower’s ability to repay the Loan, (e) Liens which are being contested by Borrower pursuant to Section 3.6(b) of the Mortgage, and (f) all Leases.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer or any of its Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan

Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” or “Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Pre-Approved Transfer” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Prepayment Date” shall mean the date on which Borrower prepays the Loan in whole or in part prior to the Maturity Date.

“Prepayment Default Fee” shall mean an amount equal to the greater of (i) the Required Yield Maintenance Premium, or (ii) five percent (5%) of the unpaid principal balance of the Loan as of the Prepayment Date.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean CIO Lake Vista GP, LLC, a Delaware limited liability company, as general partner of the Borrower.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Mortgage and referred to therein as the “Property”.

“Qualified Manager” shall mean a reputable and experienced management organization that (i) possesses adequate experience in managing properties similar in size, scope, use and value as the Property in Lender’s reasonable determination, (ii) has an adequate reputation for property management in Lender’s reasonable determination, (iii) is, at the time it manages the Property, managing similar office space in the submarket in which the Property is located, and (iv) is not a debtor in bankruptcy or similar proceedings.

“Qualified Transferee” shall mean a person that (i) is a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, government entity or plan, investment company registered under the Investment Company Act of 1940, as amended, or exempt or excluded from registration or regulation thereunder pursuant to such Act and the rules thereunder, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, (ii) has total assets (in name or under management) in excess of Four Hundred Million and No/100 Dollars ($400,000,000.00) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00), (iii) is not the subject of a proceeding involving bankruptcy, insolvency, reorganization or relief of debtors, (iv) has not been convicted in a criminal proceeding for a felony or a crime involving moral turpitude and is not reputed to have substantial business or other affiliations with an organized crime figure (v) has no material outstanding judgments against such person, and (vi) causes the Property to be managed by one or more Qualified Managers.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Kroll, DBRS and Morningstar, or any other nationally recognized statistical rating agency approved by Lender.

“Re-Dating” shall have the meaning set forth in Section 9.1.2 hereof.

“REIT Operating Partnership” shall mean City Office REIT Operating Partnership, L.P., a Maryland limited partnership.

“Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits but subject to the prior right of the tenants making such deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; and (b) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Maximum Amount” shall mean Ninety-Eight Thousand One and 60/100 Dollars ($98,001.60).

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to the difference obtained by subtracting (x) the outstanding balance of the Loan as of the Prepayment Date from (y) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Prepayment Date or the Maturity Date if calculated when an Event of Default exists (including an amount equal to the outstanding principal balance of the Loan on such date) determined by discounting such payments at the Discount Rate less the amount of the outstanding principal balance of the Loan as of the Prepayment Date or (b) one percent (1%) of the principal amount of the Loan being prepaid as of the Prepayment Date.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Rollover Reserve Account, the Required Repair Account, the Excess Cash Flow Reserve Account and any other reserve or escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Required Repair Funds, the Excess Cash Flow Reserve Funds and any other reserve or escrow funds held in a Reserve Account.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation (or better condition), with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively Borrower, Principal, Guarantor, the REIT Operating Partnership and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner who Controls Borrower, Principal, Guarantor, the REIT Operating Partnership, any Affiliated Manager or any non-member manager of Borrower or Principal.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof:

(a) is and shall be organized solely for the purpose of (i) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) has not engaged and shall not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Property, or (ii) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(c) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(d) does not have, shall not have and at no time had any assets other than (i) in the case of Borrower, the Property, contract rights and personal property necessary or incidental to its ownership and operation of the Property or (ii) in the case of a Principal, its partnership interest in the limited partnership or the member interest in the limited liability company, as applicable, that owns the Property, contract rights and personal property necessary or incidental to its ownership of such interests;

(e) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (iii) in the case of a Principal, any transfer of its partnership or membership interests, as applicable;

(f) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(g) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (i) is a corporation or single-member Delaware limited liability company, (ii) [intentionally omitted], and (iii) holds a direct interest as general partner in the limited partnership of not less than one-one thousandths of one percent (0.001%);

(h) if such entity is a corporation, shall not cause or permit the board of directors of such entity to commence any Material Proceeding either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless all such directors shall have participated in such vote and shall have voted in favor of such action;

(i) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), (x) has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation that directly owns at least one-one thousandths of one percent (0.001%) of the equity of the limited liability company or (y) is and shall be a limited liability company governed by a board of directors that complies with the provisions of (h) above;

(j) if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) [intentionally omitted], (iii) shall not commence any Material Proceeding and shall not cause or permit the members or managers of such entity to commence any Material Proceeding, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless the managers of the company shall have consented in writing to such action;

(k) has not and shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets; (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of the directors or managers of itself or the Principal that is a member or general partner in it, commence any Material Proceeding;

(l) has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained, prior to the Closing Date, and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, the foregoing shall not require that any person or entity fund any capital into, or make loans into, such entity;

(m) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(n) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(o) has maintained and shall maintain its own records, books, resolutions and agreements;

(p) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than Lender, the Manager or a Qualified Manager in accordance with the Loan Documents;

(q) has held and shall hold its assets in its own name;

(r) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(s) (i) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (iii) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities (other than the Debt) do not constitute obligations of the consolidated entity;

(t) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(u) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(v) has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property, and (iv) Permitted Encumbrances;

(w) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed two percent (2%) of the original principal amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (iii) Permitted Encumbrances, and (iv) such other liabilities that are permitted pursuant to this Agreement;

(x) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(y) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(z) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(aa) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(bb) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(cc) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(dd) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(ee) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash, investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity, and other Permitted Investments);

(ff) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(gg) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(hh) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(ii) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(jj) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(kk) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower;

(ll) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(mm) [intentionally deleted];

(nn) has not permitted and shall not permit, except authorized directors or officers of Borrower, any Affiliate or constituent party independent access to its bank accounts;

(oo) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(pp) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority, except as permitted by the Loan Documents;

(qq) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(rr) has no judgments or Liens of any nature against it except for tax Liens not yet due and the Permitted Encumbrances;

(ss) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(tt) has no material contingent or actual obligations not related to the Property.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Survey” shall mean an ALTA survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Treasury Rate” shall mean the yield for the week ending prior to the Prepayment Date, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of noncallable United State Treasury obligations with terms (one longer and one shorter) most nearly approximately the period from such date of determination to the Open Prepayment Date or the Maturity Date if calculated when an Event of Default exists, as such rate is reported in the Bloomberg market data service, or other recognized source of financial market information selected by Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located with respect to fixtures or the State of New York in all other respects.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs and other charges, if any, with respect to the Property, (c) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2. Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate (or as otherwise set forth in this Agreement).

2.2.2 Intentionally Omitted.

2.2.3 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the number of days elapsed in the relevant Accrual Period (provided that an entire Accrual Period shall be deemed to consist of thirty (30) days) by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.4 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.5 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period, (b) on September 6, 2014 and on each Payment Date thereafter during the Interest Only Period, the applicable Monthly Debt Service Payment Amount, and (c) on September 6, 2017 and on each Payment Date thereafter up to and including the Maturity Date, the applicable Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Intentionally Deleted.

2.3.3 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.4 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.5 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.6 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. On the Payment Date three (3) months prior to the Maturity Date (the “Open Prepayment Date”), or on any Payment Date thereafter, Borrower may, at its option and upon ten (10) days prior notice to Lender, prepay the Debt in whole but not in part without payment of the Required Yield Maintenance Premium. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued for the full Accrual Period during which the prepayment occurs.

(b) Provided no Event of Default shall then exist, Borrower shall have the right at any time prior to the Open Prepayment Date to voluntarily prepay the Loan in whole, but not in part, upon satisfaction of the following conditions:

(i) Borrower shall provide not less than ten (10) days prior written notice to Lender specifying the date on which the prepayment shall occur;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the date of prepayment; and

(iii) Borrower shall pay to Lender the outstanding principal amount of the Loan, the Required Yield Maintenance Premium, if required to be paid under this Agreement, and all other sums then due under the Note, this Agreement, the Mortgage and the other Loan Documents.

(c) Notwithstanding anything to the contrary in this Section 2.4.1, Borrower shall have the right to prepay the Loan in part in accordance with the provisions of Section 2.4.2 and Section 2.5.1 hereof.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. No Required Yield Maintenance Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2 or any other involuntary prepayment related to a Casualty or Condemnation. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.

2.4.3 Prepayments After Default. If following an Event of Default (occurring prior to the Maturity Date) payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the Prepayment Default Fee, which can be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5. [Intentionally Omitted].

Section 2.6. [Intentionally Omitted].

Section 2.7. Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage.

Section 2.8. Cash Management.

2.8.1 Lockbox Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “CIO Lake Vista Limited Partnership Deposit Account FBO Security Benefit Life Insurance Company, it’s successors and assigns as Lender”. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, authorizing the executing and filing of UCC-1 Financing Statements and continuations thereof. Upon the occurrence and during the continuance of a Cash Sweep Event, Lender and Servicer shall have the sole right to direct or make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.

(b) Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt.

(c) Borrower shall obtain from Lockbox Bank its agreement to, upon the occurrence and during the continuance of a Cash Sweep Event and until a Cash Sweep Event Cure, transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day during the Cash Sweep Period. Prior to the existence of Cash Sweep Period and after a Cash Sweep Event Cure, Lockbox Bank shall transfer to Borrower’s operating account all amounts on deposit in the Lockbox Account once every Business Day in accordance with the Lockbox Agreement. Lender shall provide notice to Borrower simultaneously with any notice sent to Lockbox Bank, and Lender shall promptly provide notice to Lockbox Bank upon the occurrence of any Cash Sweep Event Cure.

(d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then on deposit in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.8.2 Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Security Benefit Life Insurance Company, as Lender, pursuant to Loan Agreement dated as of July 18, 2014—Cash Management Account”. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, authorizing the filing of UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to direct or make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date (except during the first month of any Cash Sweep Period in which the Cash Sweep Event is not an Event of Default, the disbursement shall occur on the tenth (10th) calendar day of such first month of the Cash Sweep Period) or, if such Payment Date is not a Business Day, on the immediately preceding Business Day, all funds on deposit in the Cash Management Account, if any, shall be applied by Lender to the payment of the following items in the order indicated:

(i) First, payments to the Tax and Insurance Escrow Account in accordance with the terms and conditions of Section 7.2 hereof;

(ii) Second, payment of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the outstanding principal balance of the Note;

(iii) Third, payments to the Replacement Reserve Account in accordance with the terms and conditions hereof;

(iv) Fourth, payment to the Lender of any other amounts then due and payable under the Loan Documents;

(v) Fifth, during the existence of a Cash Sweep Period, payments for monthly Cash Expenses

(vi) Sixth, during the existence of a Cash Sweep Period, payments for Extraordinary Expenses approved by Lender, if any;

(vii) Seventh, during the existence of a Cash Sweep Period, (A) if due to a Cash Sweep Event other than an Event of Default or a Debt Yield Trigger Event, payment of any excess amounts after the payment of items (i) through (vi) above (“Excess Cash Flow”) to be deposited into the Rollover Reserve Account in accordance with Section 7.4.1 hereof, and (B) if due to a Debt Yield Trigger Event or an Event of Default, payment of any Excess Cash Flow to be deposited into the Excess Cash Flow Reserve Account in accordance with Section 7.6.1 and to be held in accordance with the terms and conditions hereof; and

(viii) Lastly, provided no Cash Sweep Period exists, to Borrower.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(e) In the initial month in which a Cash Sweep Event occurs, within three (3) Business Days of receipt of a written request from Borrower, Lender shall reserve from the Cash Management Account the amount necessary to make the deposits required in Section 2.8.2(b)(i)—(iv) on the next Payment Date, and, if and when such funds are available prior to the first Payment Date after a Cash Sweep Event occurs, make the budgeted amount of monthly Operating Expenses based on the Annual Budget available to Borrower from any remaining funds to be used by Borrower to pay for Operating Expenses relating to the Property.

2.8.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Rollover Reserve Account and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.9. Withholding Taxes; Gross Up. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.9 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.9 shall be made within ten (10) days after the date Lender makes written demand therefor.

III. [INTENTIONALLY OMITTED]

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof (unless otherwise specified) that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including, without limitation, in its state of formation or organization, as applicable, and Borrower has paid in full all franchise taxes that may be payable to the state of its formation or organization, as applicable. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which the Property or any of Borrower’s assets is subject, nor, to Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened in writing against or affecting Borrower, Principal, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Principal, Guarantor or the Property, might materially or adversely affect the condition (financial or otherwise) or business of Borrower, Principal, Guarantor or the condition or ownership of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially or adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (w) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. During the period of Borrower’s ownership of the Property, the possession of the Property has been peaceful and undisturbed and title thereto has not been disputed or questioned to the best of Borrower’s knowledge. The Permitted Encumbrances in the aggregate do not materially or adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected Lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. All parties furnishing labor and materials have been paid in full for work completed prior to the date hereof and there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. The foregoing warranty of title shall survive the foreclosure of the Mortgage and shall inure to the benefit of and be enforceable by Lender in the event Lender acquires title to the Property pursuant to any foreclosure.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower and the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. To Borrower’s knowledge, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Use of Property. The Property is used exclusively as an office building and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as an office building (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an office building. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone; Seismic Zone. Based on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property. Based on the Survey, the Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.”

4.1.24 Physical Condition. Based on a property condition report received by Borrower prior to the Closing Date, and to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Based on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Each tenant under a Lease has entered into occupancy of the demised premises under such Lease. No Rent has been paid more than one (1) month in advance of its due date. All security deposits, if any, are held by Borrower in accordance with applicable law. To Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and, to Borrower’s knowledge, except as set forth in that certain First Amendment to Lease with respect to the Ally Lease, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. To Borrower’s knowledge, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements. No Lease provides any party with the right to obtain a Lien upon the Property superior to the Lien of the Mortgage. To the best of Borrower’s knowledge and belief, each tenant is free from bankruptcy, reorganization or arrangement proceedings or a general assignment for the benefit of creditors.

4.1.27 Survey. The survey of the Property delivered to Lender in connection with the Loan has been performed by a duly licensed surveyor or registered professional engineer in the jurisdiction in which the Property is situated, is certified to Lender, its successors and assigns, and the title insurance company, and is in accordance with the most current minimum standards for title surveys as determined by the American Land Title Association, with the signature and seal of a licensed engineer or surveyor affixed thereto, and does not fail to reflect any material matter affecting the Property or the title thereto. To Borrower’s knowledge, all curb cuts, driveways and traffic signals shown on the survey delivered to Lender are existing and have been fully approved by the appropriate governmental authority.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the state of Delaware and its organizational identification number is 5552140.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes with respect to Borrower or the Property required to be paid by any Person in connection with the Loan under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) [Intentionally Omitted]

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by Borrower, and to Borrower’s knowledge, there is no default thereunder by Manager, nor has any event occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on terms which are intrinsically fair, commercially reasonable and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity. Neither Borrower, Principal, any Guarantor, nor any shareholder, partner, member or principal of Borrower, Principal or any Guarantor (x) has ever been convicted of a crime, or (y) is currently the subject of any pending or threatened criminal investigation or proceeding.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower, Principal and/or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Principal and/or Guarantor in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially or adversely affects or might materially or adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower, Principal and/or Guarantor. Borrower,

Principal and/or Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person/Patriot Act.

(a) As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Legal Requirements (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to the best knowledge of Borrower, none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements. Borrower covenants and agrees that in the event Borrower receives any written notice that Borrower, Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Principal or any other party to the Loan is designated as an Embargoed Person.

(b) All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Principal and Guarantor and each and every Person affiliated with Borrower, Principal and/or Guarantor, or that to Borrower’s knowledge has an economic interest in Borrower, or that to Borrower’s knowledge has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any written notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and/or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any written notice that Borrower, Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Principal or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Lockbox Bank complying with instructions with respect to the Lockbox Account from any Person other than Lender; and

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.37 Mortgage Taxes. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

4.1.38 No Purchase Options. No tenant, Person, party, firm, corporation or other entity has an option to purchase all or any interest in or portion of the Property or has a right of first offer or refusal or similar right with respect to the Property or any interest therein or portion thereof.

4.1.39 Contracts. Borrower has delivered to Lender true, correct and complete copies of all Material Contracts; each Material Contract constitutes the legal, valid and binding obligation of Borrower and, to the best of Borrower’s knowledge and belief, is enforceable against all other parties thereto; to Borrower’s knowledge, no default exists, or with the passing of time or the giving of notice or both would exist, under any Material Contract; and no Material Contract provides any party with the right to obtain a Lien upon the Property superior to the Lien of this Mortgage. Lender shall have the right to approve (such right of approval (if exercised) not to be unreasonably withheld or conditioned) each Material Contract, and in connection therewith, Borrower shall deliver to Lender final drafts of each Material Contract not less than ten (10) Business Days prior to its execution.

4.1.40 Security Agreement. There are no security agreements or financing statements affecting any of the Property other than the security agreements and financing statements created in favor of Lender.

4.1.41 [Intentionally Omitted].

4.1.42 [Intentionally Omitted].

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof unless Lender has notified Borrower in writing that Lender has not received receipts from the relevant taxing authority.

Borrower shall not suffer to exist and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Principal and Guarantor which might materially or adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice provided that such inspection does not unreasonably interfere with the rights of tenants under Leases at the Property.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any change in Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise that would cause a Material Adverse Effect, or of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. To the extent that Lender is entitled to receive any Awards or Insurance Proceeds on behalf of Borrower, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable and actual out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Intentionally Omitted.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice, but not more than one (1) time per calendar year, except upon an Event of Default, to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared by an independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) and, as of the date thereof, whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Account and the Rollover Reserve Account), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a calculation reflecting the annual Debt Yield for the immediately preceding three (3), six (6) and twelve (12) month periods as of the last day of such quarter; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.

(d) For each Fiscal Year commencing after the Closing Date, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such Fiscal Year in form reasonably satisfactory to Lender. During the existence of a Cash Sweep Period, each new Annual Budget and all amendments and modifications to any Annual Budget shall be subject to Lender’s prior written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual

Budget which requires the approval of Lender hereunder, the most recent Annual Budget or Approved Annual Budget, as applicable, shall apply; provided, that such budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) Borrower will furnish, or cause to be furnished, to Lender copies of all federal income tax returns filed by Borrower, within thirty (30) days after the date of filing of the same.

(f) In the event that, during the existence of a Cash Sweep Period, Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion.

(g) [Intentionally Omitted].

(h) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s reasonable request (or as soon thereafter as may be reasonably possible), financial and sales information from any tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(i) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements prepared by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender.

(j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette or CD Rom, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), Adobe programs (.pdf format) or Excel.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13 Title to the Property. Borrower will defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any reasonable and actual out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender and Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppels Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) to Borrower’s knowledge, the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any tenant not required to provide an estoppel certificate under its Lease, and if such tenant is required to provide an estoppel certificate under its Lease, that such estoppel certificate may be in the form required under such Lease, provided further that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18 [Intentionally Omitted].

5.1.19 [Intentionally Omitted].

5.1.20 Leasing Matters.

(a) All Leases of space in the Improvements or otherwise at the Property shall be on terms consistent with the terms for similar leases in the market area of the Property, shall provide for free rent only if the same is consistent with prevailing market conditions and shall provide for market rents then prevailing in the market area of the Property. Any future Leases shall also provide for security deposits in reasonable amounts consistent with prevailing market conditions. Borrower shall submit to Lender for Lender’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, prior to the execution thereof, any proposed Major Lease of the Improvements or any portion thereof. Borrower shall not execute any Major Lease for all or a substantial portion of the Property, except for an actual occupancy by the lessee or licensee thereunder, and shall at all times promptly and faithfully perform, or cause to be performed, all of the covenants, conditions and agreements contained in all Leases with respect to the Property, now or hereafter existing, on the part of the landlord, lessor or licensor thereunder to be kept and performed. Borrower shall promptly send to Lender copies of all notices of default which Borrower shall send or receive under any Lease. Borrower shall furnish to Lender, upon reasonable request from time to time, (i) a copy of each Lease and (ii) an estoppel certificate from the tenant under each Lease subject to the terms of Section 5.1.15(b). Borrower (i) shall not do or suffer to be done any act, or omit to take any action, that might result in a default by the landlord, lessor or licensor under any such Lease or allow the tenant thereunder to withhold payment of rent or cancel or terminate same; (ii) shall not further assign any such Lease or the Rents; (iii) shall enforce, short of termination, the performance and observance of each and every condition and covenant of each of the parties under such Leases in a commercially reasonable manner; (iv) shall not anticipate, discount, release, waive, compromise or otherwise discharge any rent payable under any of the Major Leases; and (v) shall not consent to any assignment of any Lease except for such assignments permitted under the Lease without the consent of Borrower; and (vi) shall not consent to any subletting under any lease without providing written notice to Lender of the identity of the subtenant and space to be occupied by the subtenant except for such sublets permitted under the Lease without the consent of Borrower. With respect to Leases not covered under subparagraph (d), below, Borrower shall not, without the prior written consent of Lender in each instance, modify any of the Leases (including, but not limited to, any guaranty, letter of credit or other credit support thereof) or terminate or accept the surrender of any Leases, or waive or release any other party from the performance or observance of any obligation or condition under such Leases except in the normal course of business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Property is located, provided, however, that the expiration of a Major Lease at the end of its term or upon a termination right granted to the tenant therein shall not be considered a termination or an acceptance of the surrender of such Major Lease hereunder. Borrower shall not permit the prepayment of any rents under any of the Leases for more than one (1) month prior to the due date thereof (other than security deposits).

(b) Each Lease executed after the date hereof affecting any of the Property must provide that such Lease is subject and subordinate to the Mortgage and that the tenant, will recognize as its landlord, lessor or licensor, as applicable, and attorn to any Person succeeding to the interest of Borrower under such Lease upon any foreclosure of the Mortgage or deed in lieu of foreclosure. Each such Lease shall also provide that, upon request of said successor-in-

interest, the tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for in this Section; provided, however, that neither Lender nor any successor-in-interest shall be bound by any payment of rent for more than one (1) month in advance, or any amendment or modification of said Lease made without the express written consent of Lender or said successor-in-interest.

(c) [Intentionally Omitted].

(d) Borrower covenants and agrees that it shall not enter into, modify, waive or release any party from the performance or observance of any material obligation or condition, or terminate or accept the surrender, of any Lease (including, but not limited to, any guaranty, letter of credit or other credit support thereof) which affects a Major Lease, without the prior written approval of Lender in each instance, which approval shall not be unreasonably withheld, delayed or conditioned, provided, however, that the expiration of a Major Lease at the end of its term or upon a termination right granted to the tenant therein shall not be considered a termination or an acceptance of the surrender of such Major Lease hereunder. Whenever Lender’s approval is required for any Major Lease, Borrower shall reimburse Lender for Lender’s actual out-of-pocket costs and expenses incurred in connection with the review of any Major Lease.

In addition, Borrower shall include with each request for approval of a Major Lease the following items, as applicable: (i) such biographical and financial information about the proposed tenant as Lender may require in conjunction with its review, (ii) a copy of the proposed form of Lease or modification, and (iii) a summary of the material terms of such proposed Lease or modification (including, without limitation, rental terms and the term of the proposed lease or modification and any options). It is acknowledged that Lender intends to include (as applicable) among its criteria for approval the following: (i) such Lease or modification shall be with a bona-fide arm’s-length tenant; (ii) such Lease or modification shall not contain any rental or other concessions which are not then customary and reasonable for similar properties and leases in the market area of the Property; (iii) such Lease or modification shall provide that the tenant pays for its expenses in negotiating the Lease or modification; (iv) the rental shall be at least at the market rate then prevailing for similar properties and leases in the market areas of the Property with a term of at least five (5) years; and (v) such Lease shall contain subordination and attornment provisions in form and content reasonably acceptable to Lender. In all events, and without limiting the foregoing, any new or modified Lease and any consent, waiver or release by Borrower with respect to any Lease and any Lease termination or acceptance of surrender by Borrower, must be consistent with sound and customary leasing and management practices. The exercise by a tenant of renewal, termination or expansion rights under a Major Lease which can be unilaterally exercised shall not be subject to Lender’s consent.

(e) Provided no Cash Sweep Period exists, in the event that (i) Borrower has delivered to Lender a written request for Lender’s approval of a Major Lease or other leasing matter requiring Lender consent under this Section 5.1.20 together with a summary of the business terms of such lease or other leasing matter and any documents or information required to be provided by Borrower under this Section 5.1.20 in connection with Lender’s review of the proposed matter, by a method which provides evidence of delivery, such as certified mail or a recognized national overnight delivery service, and (ii) Lender has failed to respond to such request within ten (10) days after Lender’s receipt of such request and supporting documents, and (iii) Borrower has delivered to Lender by such a method a second copy of such request with such supporting documents and information required above, then, if Lender has failed to respond to such second request within ten (10) days after Lender’s receipt of such second request and such supporting documents and information, such request shall be deemed approved, provided that each such request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than fourteen (14) as follows: “WARNING: IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.”

(f) All security deposits of tenants, whether held in cash or in any other form, shall not be commingled with any other funds of Borrower or any other Person and, if cash, shall be deposited by Borrower at such commercial or savings bank or banks, or otherwise held in compliance with applicable law. Any bond or other instrument which Borrower holds or shall hold in lieu of cash security deposits shall be maintained in full force and effect unless replaced by cash deposits; with respect to any Leases entered into after the Closing Date, shall be issued by an institution reasonably satisfactory to Lender; shall, if permitted pursuant to any applicable legal requirements, name Lender as payee or mortgagee thereunder or, at Lender’s option, be assigned or fully assignable to Lender; and shall, in all respects, comply with any applicable legal requirements. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Upon an Event of Default, Borrower shall, immediately upon Lender’s request (if permitted by applicable law), deliver and, if applicable, assign to Lender any security deposits (and any interest previously earned thereon and not disbursed to the Person(s) lawfully entitled to receive same) with respect to all portions of the Property, to be held by Lender subject to the terms of the Leases.

5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed $500,000 or (c) are performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed $500,000 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender, or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon completion of the alterations and payment of all amounts owed with respect to such alterations, Lender shall disburse or release such security to Borrower.

5.1.22 Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement or any of the other Loan Documents), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate and any other document received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 [Intentionally Omitted].

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its qualification and good standing in any jurisdiction or amend, modify or waive its organizational documents in contravention of this Agreement or in any manner adverse to Lender or (e) cause the Principal, if applicable, to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Principal Place of Business and Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the Lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, except as otherwise provided for herein, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or Section 4975 of the Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to “governmental plans” within the meaning of Section 3(32) of ERISA; (iii) the assets of Borrower do not include “plan assets” of any “benefit plan investor” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA; and (iv) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (individually or collectively, a “Transfer”), (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any direct or indirect legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than in each case pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) except as set forth in this Section 5.2.10 with respect to Guarantor if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 or Section 5.2.1 hereof. For the avoidance of doubt, for purposes of this Section 5.2.10. a Transfer shall not include (x) any issuances, redemptions, conversions, sales, purchases or transfers of the public shares of Guarantor, or (y) any of the transactions, contributions, transfers or steps occurring on or prior to the date of this Agreement as described in the Registration Statement of Guarantor filed with the U.S. Securities and Exchange Commission that were required for Guarantor to become an indirect owner of the Property.

(d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with (A) one or a series of Transfers other than publicly traded shares (excluding the Transfers referenced in subparts (B) and (C) immediately following)

of not more than forty-nine percent (49%) of the direct or indirect stock, the limited partnership interests or non-managing membership interests (as the case may be) in Borrower, (B) Transfers of direct or indirect interests in Borrower by and between existing Affiliates or any existing Restricted Party as the Closing Date, and (C) Transfers of the limited partnership interests of the REIT Operating Partnership, including any redemption of such limited partnership interests or the conversion of such limited partnership interests into shares of Guarantor, so long as Guarantor continues to Control the REIT Operating Partnership; provided, however, in each case, no such Transfer or series of Transfers shall result in the change of Control in a Restricted Party, and each such Transfer shall be conditioned upon the following: (i) receipt by Lender of not less than ten (10) days prior written notice of such proposed Transfer (except, for the avoidance of doubt, with respect to transfers of the public shares of Guarantor or Transfers of the limited partnership interests in the REIT Operating Partnership as described in subpart (C) above), (ii) continued compliance with the relevant provisions of Section 4.1.30 hereof and the definition of “Special Purpose Entity” contained herein, and (iii) Borrower’s ability to, after giving effect to such Transfer, remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of such Transfer). In addition, at all times, either (x) a Qualified Transferee (or an entity Controlled by a Qualified Transferee) or (y) the REIT Operating Partnership must continue to Control Borrower, Principal and any Affiliated Manager and Guarantor must continue to own, directly or indirectly, at least a twenty five percent (25%) legal and beneficial interest in Borrower. For purposes of this Section 5.2.10, a change of the members of the board of directors of Guarantor or the termination of the advisory agreement by and between City Office Real Estate Management Inc. and Guarantor shall not be considered to be a change of Control of Guarantor, so long as Guarantor remains a public company.

(e) Borrower has no right to assign, convey or transfer the Property subject to the Loan and Lender has no obligation to accept the assumption of the Loan by any Person. Notwithstanding the provisions of this Section 5.2.10(e), after the first anniversary of the Closing Date the Loan may be assumed by acquisition of title to the Property or acquisition of the Controlling interests in connection with the Guarantor, REIT Operating Partnership, Principal or Borrower pursuant to any written agreement entered into with a Qualified Transferee or an entity Controlled by a Qualified Transferee without the prior written consent of Lender (a “Pre-Approved Transfer”), provided, that the following conditions are met: (i) a modification of the terms hereof, the Note, the Mortgage or the other Loan Documents to reflect the new ownership structure; (ii) an assumption of this Agreement, the Note, the Mortgage and the other Loan Documents, subject to the provisions of Section 9.4 hereof; (iii) payment of all of the reasonable actual out-of-pocket fees and expenses incurred by Lender in connection with such loan assumption including, without limitation, the cost of any third party reports and searches, reasonable legal fees and expenses, application fees or required legal opinions; (iv) payment of an assumption fee of one percent (1%) of the outstanding principal balance of the Loan together with an application fee of $5,000; (v) [intentionally omitted]; (vi) the proposed transferee’s continued compliance with all of the representations and covenants set forth herein, including, without limitation, in Section 4.1.30, Section 4.1.35 and Section 5.2.9 hereof; (vii) the delivery of evidence reasonably satisfactory to Lender that the proposed transferee is a Special Purpose Entity if such transferee is to be the Borrower or Principal; (viii) prior to any release of the

Guarantor, a substitute guarantor acceptable to Lender in its sole and absolute discretion shall have assumed the Guaranty and the Environmental Indemnity executed by Guarantor or executed a replacement guaranty and an environmental indemnity reasonably satisfactory to Lender; (ix) satisfactory completion of an OFAC/Patriot Act certification; or (x) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, regulatory requirements with respect to the borrower and its sponsors, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a loan assumption without Lender’s consent.

(f) Notwithstanding anything in the Loan Documents to the contrary, Guarantor and the REIT Operating Partnership, may incur the following indebtedness without the Lender’s prior written consent: (i) unsecured indebtedness, (ii) indebtedness secured by interests in, or assets or accounts of, entities other than Borrower or Principal, (iii) indebtedness secured by liens or mortgages on properties other than the Property, and (iv) distributions of excess cash flow from the Property by Borrower, Principal and REIT Operating Partnership subject to the limitations set forth in the Loan Documents (the indebtedness in (i), (ii), (iii) and (iv) being referred to as “Other Permitted Indebtedness”).

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Costs” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; and (C) providing for no deductible in excess of $25,000 for all such insurance coverage, with the exception of windstorm, which shall have no deductible in excess of 5% of the total insured value of the Property. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and (z) windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event windstorm insurance is excluded from the special form policy, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the projected gross income from the Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and the balance shall be disbursed to Borrower to pay Operating Expenses contained in Borrower’s annual budget; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if Borrower ever has any direct employees, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above so long as the general liability policy has a “per location” aggregate subject to a $10,000,000 aggregate cap. Lender reserves the right to amend the umbrella or excess liability insurance requirement annually at renewal of the policy, should the number of properties insured on the program ever increase materially beyond the 15 properties insured on the general liability policy on the Loan Closing Date. Should the Property ever be insured on a general liability policy with an uncapped “per location” aggregate or on a policy by itself, the required umbrella limit will be Four Million and No/100 Dollars ($4,000,000);

(viii) if Borrower ever has any direct employees or owns any motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, excluding umbrella coverage, of $1,000,000;

(ix) if the Property is or becomes a legal “non-conforming” use or structure, ordinance or law coverage to compensate for the value of the undamaged portion of the Property, the cost of demolition and debris removal and the increased cost of construction in amounts as requested by Lender;

(x) [intentionally omitted];

(xi) the insurance required under Sections 6.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance covering perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (vii) above at all times during the term of the Loan; and

(xii) upon sixty (60) days’ notice, such other reasonable insurance, including, but not limited to, sinkhole and land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies, as evidenced by insurance certificates and endorsements acceptable to Lender (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:VIII” or better in the current A.M. Best’s Insurance Reports and a claims paying ability rating of “A-” or better by Standard and Poor’s. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal or successor Policies, together with any and all endorsements required by Lender, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall also provide carrier certified copies of all policies within ten (10) days of Lender’s request, so long as the policies are available.

(c) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a) shall name the Borrower as the named insured and, in the case of liability coverages, shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy or Policies on which Lender has the protection of a mortgagee clause shall not be canceled without at least thirty (30) days’ written notice to Lender;

(iii) subrogation shall be waived in favor of Lender; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2. Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to at least as good as the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender, subject to Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $1,000,000 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the remaining portion of the Property subject to Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof up to the amount sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration:

(a) If the Net Proceeds shall be less than $1,000,000 and the costs of completing the Restoration shall be less than $1,000,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than $1,000,000 or the costs of completing the Restoration is equal to or greater than $1,000,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) the total expense of Restoration shall not be more than sixty five percent (65%) of the appraised value of the Property;

(C) the total expense of Restoration does not exceed fifteen percent (15%) of the outstanding principal balance of the Loan;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to completion satisfactory to Lender;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation or better, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii), if applicable;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J) the Debt Service Coverage Ratio for the Property shall be equal to or greater than 1.40 to 1.0, which Debt Service Coverage Ratio shall be calculated based on Borrower’s pro-forma operating statements and rent roll, each acceptable to Lender, reflecting anticipated Net Operating Income for the ensuing twelve (12) month period after giving effect to the Restoration;

(K) the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than sixty-five percent (65%);

(L) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s prior written approval; and

(M) the Net Proceeds together with any cash or cash equivalents deposited by Borrower with Lender (and not earmarked for Reserve Funds or other purposes) are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Subject to the requirements of this Section 6.4, the Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration to such date have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s Liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant. All reasonable and actual out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until fifty percent (50%) of the Restoration has been completed, in which case the Casualty Retainage shall be reduced to five percent (5%). The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (A) the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (B) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (C) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be disbursed to Borrower except during a Cash Sweep Period in which case it shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be deposited into the Cash Management Account as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII. RESERVE FUNDS

Section 7.1. Required Repair Funds.

7.1.1 Deposits. Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule II, subject to events of force majeure. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender in cash or pursuant to a Letter of Credit the amount set forth on such Schedule II hereto to perform the Required Repairs multiplied by one hundred twenty-five percent (125%). Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Required Repair Account”.

7.1.2 Release of Required Repair Funds. Provided no Event of Default exists, Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once per month, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs to be funded by the requested disbursement, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full for work completed or will be paid in full for such work completed upon such disbursement, such Officer’s Certificate to be accompanied by conditional or non-conditional partial or final lien waivers, as applicable, for requests exceeding $10,000 for a single item, or other evidence of payment in each case satisfactory to Lender, (d) at Lender’s option, a title search indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. Any amount remaining in the Required Repair Account after the Debt has been paid in full shall be returned to Borrower. If Lender fails to respond to a request for disbursement from the Required Repair Account from Borrower within fifteen (15) days after receipt of Borrower’s draw request and all supporting documentation, Lender shall be deemed to have provided its approval for such disbursement and Borrower is authorized to direct the Lockbox Bank to disburse such funds.

Section 7.2. Tax and Insurance Escrow Funds. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $0 for Taxes and $0 for Insurance Premiums and (b) on each Payment Date thereafter (i) one-twelfth (1/12th) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Funds” and the account in which the Taxes and Insurance Escrow Funds are held shall be hereinafter referred to as the “Tax and Insurance Escrow Account”). Notwithstanding the foregoing, Borrower shall not be required to reserve for any Taxes or Insurance Premiums (i) for so long as the Ally Lease is in effect and Borrower is owned and Controlled by Guarantor; and (ii) that are required to be paid by tenants or, in the case of Insurance Premiums, are self-insured by tenants, pursuant to their respective Lease, provided that such tenants have investment grade credit ratings acceptable to Lender. Provided no Event of Default exists, Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Taxes and Other Charges to be paid from the Tax and Insurance Escrow Account and at least ten (10) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Insurance Premiums to be paid from the Tax and Insurance Escrow Account, and so long as no Event of Default has occurred, Lender shall pay the governmental authority or other party entitled thereto directly to the extent funds are available for such purpose in the Tax and Insurance Escrow Account. In making any payment relating to the Tax and Insurance Escrow Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Any amount remaining in the Tax and Insurance Escrow Account after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3. Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Funds. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $0 and (b) on each Payment Date thereafter one-twelfth (1/12) of $32,667.20 (the “Replacement Reserve Monthly Deposit”), which is the amount reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”. Notwithstanding the aforementioned, the aggregate amount of the Replacement Reserve Account shall not exceed the Replacement Reserve Maximum Amount on any Payment Date (after giving effect to the payment of the Replacement Reserve Monthly Deposit) and accordingly, to the extent a Replacement Reserve Monthly Deposit would result in the Replacement Reserve Account to exceed the Replacement Reserve Maximum Amount, such Replacement Reserve Monthly Amount shall be decreased by an amount equal to such excess. Once the Replacement Reserve Maximum Amount is on deposit in the Replacement Reserve Account, the Replacement Reserve Monthly Deposit shall be suspended until the amount on deposit is less than the Replacement Reserve Maximum Amount. The Replacement Reserve Maximum Amount shall not apply in the event that (i) the Guarantor is no longer the guarantor under the Guaranty and/or no longer Controls the Borrower, (ii) an Event of Default has occurred and is continuing, or (iii) material physical waste, as reasonably determined by Lender, exists at the Property. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Account from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Account upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

7.3.2 Disbursements from Replacement Reserve Account. Provided no Event of Default exists, Lender shall make disbursements from the Replacement Reserve Account as requested by Borrower, and approved by Lender in its reasonable discretion, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid or to be paid invoices, together with (a) an Officer’s Certificate (i) stating that all Replacements to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Replacements, (ii) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full for work completed or will be paid in full for work completed upon such disbursement, such Officer’s Certificate to be accompanied by conditional or non-conditional partial or final lien waivers, as applicable, for requests exceeding $10,000 for a single item or other evidence of payment, in each case, satisfactory to Lender, and (b) all such other evidence as Lender shall reasonably request that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower, for the amounts requested. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $10,000.00 for which reimbursement is sought. If Lender fails to respond to a request for disbursement from the Replacement Reserve Account from Borrower within fifteen (15) days after receipt of Borrower’s draw request and all supporting documentation, Lender shall be deemed to have provided its approval for such disbursement, and Borrower is authorized to direct the Lockbox Bank to disburse such funds.

7.3.3 Balance in the Replacement Reserve Account. Upon repayment of the Debt in full, any amount remaining in the Replacement Reserve Account shall be disbursed to Borrower. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4. Rollover Reserve.

7.4.1 Deposits to Rollover Reserve Account. On the Closing Date, Borrower shall pay to Lender an initial deposit of $1,703,780. In addition, Borrower shall pay to Lender all Excess Cash Flow during any Cash Sweep Event due to (i) an Ally Credit Rating Trigger Event; (ii) an Ally Lease Trigger Event; or (iii) an Ally Bankruptcy Trigger Event, in accordance with Section 2.8.2(b)(vii) hereof, which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. In addition, Borrower shall pay to Lender for deposit with Lender all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. In the event that a Cash Sweep Period exists due solely to an Ally Lease Trigger Event, an Ally Credit Rating Trigger Event or an Ally Bankruptcy Trigger Event, unless Borrower delivers a Letter of Credit for the difference between $2,450,040.00 and the balance in the Rollover Reserve Account, all Excess Cash Flow shall be deposited into the Rollover Reserve Account until the occurrence of an Ally Lease Event Cure, an Ally Credit Rating Event Cure or an Ally Bankruptcy Trigger Event Cure, as applicable.

7.4.2 Release of Rollover Reserve Funds. Provided no Event of Default exists, Lender shall make disbursements from the Rollover Reserve Account (i) in an amount equal to any deposits for free rent or rental abatements upon the expiration of such free rental periods or rental abatement periods (i.e: August 31, 2014 with respect to the expansion premises for the Ally Lease pursuant to the First Amendment thereof) and (ii) for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied, if applicable, by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $10,000.00 for which reimbursement is sought. In the event of an Ally Credit

Rating Event Cure by which the credit rating of the tenant under the Ally Lease is increased to a rating of BB by S&P or Ba3 by Moody’s or higher, the funds reserved in the Rollover Reserve Account during the Ally Credit Rating Trigger Event or the Letter of Credit Borrower delivered to Lender shall be returned to Borrower, provided that there is not an Ally Lease Trigger Event. In the event there is an Ally Lease Trigger Event or an Ally Bankruptcy Trigger Event, the monies collected in the Rollover Reserve Account shall be held until the space under the Ally Lease has been relet and all tenant improvements and leasing commissions related to the replacement lease(s) have been paid in full. Any amount remaining in the Rollover Reserve Account after the Debt has been paid in full shall be returned to Borrower.

Section 7.5. [Intentionally Omitted].

Section 7.6. Excess Cash Flow Reserve Funds.

7.6.1 Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period due to a Debt Yield Trigger Event or an Event of Default, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. If a Cash Sweep Event is due to a Debt Yield Trigger Event, the sweep of Excess Cash Flow shall cease if Borrower delivers a Letter of Credit to Lender for an amount equal to the difference between the current Net Cash Flow and the Net Cash Flow required to achieve a Debt Yield of seven and one half of one percent (7.5%) for six (6) consecutive months.

7.6.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure and provided no additional Event of Default exists, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed to Borrower on the next Payment Date. Upon the occurrence of a Debt Yield Trigger Event Cure and provided no additional Event of Default exists, Lender shall return the Letter of Credit to Borrower. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower. Notwithstanding the foregoing, Lender agrees that provided no monetary Event of Default then exists and is continuing and all net income from sources other than the Property have been made available to Guarantor and fully expended, Lender will release such amounts from the Excess Cash Flow Reserve during a Cash Sweep Period which are certified by Borrower as required to be distributed by Borrower and REIT Operating Partnership to Guarantor and its shareholders in order to maintain REIT qualification, to eliminate any federal income tax liability and to avoid the imposition of any excise tax for undistributed income.

Section 7.7. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in (i) each of the Reserve Funds, the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account, (ii) the accounts into which the Reserve Funds have been deposited, (iii) all insurance of said accounts, (iv) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (v) all sums now or hereafter therein or represented thereby, (vi) all replacements, substitutions or proceeds thereof, (vii) all instruments and documents now or hereafter evidencing the Reserve

Funds or such accounts, (viii) all powers, options, rights, privileges and immunities pertaining to the Reserve Accounts (including the right to make withdrawals therefrom), and (ix) all proceeds of the foregoing as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the Reserve Accounts shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion. The Reserve Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Account or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Account (with the exception of the Tax and Insurance Escrow Account) shall be added to and become a part of such Reserve Account and shall be disbursed in the same manner as other monies deposited in such Reserve Account. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender and Servicer shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are paid from the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.8. Letter of Credit.

(a) This Section 7.8 shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. In all other instances, Borrower shall deliver to Lender a Letter of Credit on or prior to the date of payment or performance. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender cash or a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such cash or replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no cash or replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Account(s).

(b) Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and cash or a substitute Letter of Credit is not provided at least ten (10) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least ten (10) days prior to the date on which such Letter of Credit is scheduled to expire and cash or a substitute Letter of Credit is not provided at least ten (10) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof, or cash or a substitute Letter of Credit is provided by no later than ten (10) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit has ceased to be an Eligible Institution and Borrower has not substituted cash or a Letter of Credit from an Eligible Institution within ten (10) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender, unless, in either case, Borrower posts cash in lieu thereof. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if the Monthly Debt Service Payment Amount and payments to the Reserve Accounts are not paid on the Payment Date (or other date permitted pursuant to the express terms of Section 2.8.2(b) hereof) or the balance of the Debt is not paid on the Maturity Date, or if any other portion of the Debt is not paid when due under the terms of the Loan Documents;

(ii) if any of the Taxes, Insurance Premiums or Other Charges are not paid when the same are due and payable (subject to Section 2.8.3);

(iii) if the Policies are not kept in full force and effect (subject to Section 2.8.3), or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if there is any Transfer or if any Person otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower, Guarantor or Principal, as applicable, herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower or Guarantor attempts to assign their rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor or Principal shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or Principal or if Guarantor or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or Principal, or if any proceeding for the dissolution or liquidation of Guarantor or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or Principal, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(x) if Borrower breaches any of its respective negative covenants contained in Section 5.2.10 or any covenant contained in Section 4.1.30 hereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower, Guarantor or Principal shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) [intentionally omitted];

(xiii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement);

(xiv) if Borrower fails to comply with the covenants as to Prescribed Laws, including, without limitation, Section 5.1.1 hereof;

(xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above or (xvii) below, for ten (10) days after the earlier of (A) Borrower’s knowledge of such Default and (B) written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after the earlier of (1) Borrower’s knowledge of such Default and (2) written notice to Borrower from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably (as reasonably determined by Lender) be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xvi) if there shall be default under any mortgage, security agreement or deed of trust covering any part of the Property, whether superior, pari passu or junior in Lien to the Mortgage

(xvii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, or if no cure period is stated, then within the cure periods described in subsection (xv) above, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; and/or

(xviii) if Guarantor shall dissolve, terminate or otherwise fail to remain in existence and a replacement Guarantor acceptable to Lender in its sole judgment, does not execute and deliver a replacement guaranty and environmental indemnity agreement in favor of Lender within ten (10) Business Days.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action in accordance with applicable laws, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, to the fullest extent permitted by law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, to the fullest extent permitted by law, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage, to the fullest extent permitted by law, in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations and priorities as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that the aggregate outstanding principal balance of the Severed Loan Documents shall equal the outstanding principal balance of the Note immediately prior to such modification. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

(f) Any sale made pursuant to the provisions of this Section 8.2 shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the foreclosure sale as provided in this Section 8.2 or Article 7 of the Mortgage upon giving the same notice with respect to the sale of the Property hereunder as is required under this Section 8.2 and/or Article 7 of the Mortgage.

IX. SPECIAL PROVISIONS

Section 9.1. Sale of Note and Securitization. Borrower acknowledges and agrees that Lender may assign, transfer, sell or otherwise dispose of Lender’s right, title and interest in and to (including, without limitation, its obligations under) all or any portion of the Loan and the Loan Documents, as may be evidenced by one or more promissory notes (including, without limitation, component and/or junior and senior notes at Lender’s sole cost and expense), or issue one or more participations therein. At the request of Lender and at no out-of-pocket cost or expense to Borrower, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to consummate such sale or sales.

9.1.1 Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a sale of all or a portion of the Loan, Lender shall have the right at Lender’s sole cost and expense to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan and any new Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall the weighted average interest rate of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such New Mezzanine Loan(s) will not materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents (other than, in each case, administratively or in a de minimus respect). Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.1, at no out-of-pocket expense to Borrower, all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, if applicable, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents.

9.1.2 Re-Dating. In connection with a sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”) upon no less than thirty (30) days prior written notice to Borrower. Borrower shall cooperate with Lender to implement any Re-Dating. If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating.

Section 9.2. [Intentionally Omitted].

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any of its officers, shareholders, members, partners, directors, employees, agents, representatives and managers, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Principal, Guarantor or any of their Affiliates, managers, principals or officers in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Principal, Guarantor or any of their Affiliates, managers, principals or officers in connection with the Loan;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) the wrongful removal or disposal of any portion of the Property after an Event of Default outside the normal course of business, or intentional material physical waste of the Property excluding (i) the failure to make repairs on the Property to the extent that there was insufficient cash flow available from the Property to make such repairs and (ii) physical waste resulting from Lender failing to make funds available for such purpose in violation of the Loan Documents;

(v) the intentional misapplication, misappropriation or conversion by Borrower, Principal or Guarantor or any Affiliate of the foregoing of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents following an Event of Default, (D) any Rents paid more than one (1) month in advance, (E) any distribution or other payments made in connection with any part of the Property not permitted under the Loan Documents or (F) any funds due to the failure by Borrower to otherwise observe the provisions of the Cash Management Agreement;

(vi) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property to the extent such Liens are not bonded over or discharged in accordance with the Loan Documents, except to the extent that (i) there was not sufficient cash flow available from the Property to pay such charges related to labor and materials which were permitted under the Loan Documents pursuant to an Annual Budget, Approved Annual Budget, or otherwise approved by Lender, as applicable, or (ii) Lender failed to make funds available for such purpose in violation of the Loan Documents, and/or the failure to pay Insurance Premiums in accordance with the terms of the Loan Documents;

(vii) if, at any time after a Casualty or Condemnation has occurred, any of Borrower, Guarantor or Principal shall elect not to apply any Insurance Proceeds or Awards to Restoration and the amounts paid to Lender as Insurance Proceeds or Awards in respect of the Property shall be insufficient to satisfy all amounts then due and owing under the Loan Documents to Lender solely as a result of Borrower’s failure to maintain the insurance required under this Agreement;

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such deposits were applied in accordance with the terms and conditions of any of the Leases;

(ix) any litigation or other legal proceeding related to the Debt filed by Borrower, Principal, Guarantor or any Affiliate of any of the foregoing that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents, except to the extent such defenses are asserted in good faith by such party;

(x) Borrower’s failure to provide the indemnities or to comply with the indemnification provisions set forth in Sections 10.13(d) and 10.13(e) hereof;

(xi) the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower, Principal, Guarantor or any of their members, managers, principals, officers, agents or employees;

(xii) any act of arson to the Property by Borrower, Principal, Guarantor or any of their members, managers, principals, officers, agents or employees;

(xiii) a distribution made by Borrower to its members in violation of applicable law;

(xiv) any fees or commissions paid by Borrower or on behalf of Borrower after the occurrence of an Event of Default to Guarantor or any of their Affiliates, members, managers, principals, officers, agents or employees in violation of the terms hereof, the Note, the Mortgage or the other Loan Documents;

(xv) an Event of Default under the Mortgage due to the failure to repay any or all of the indebtedness thereunder in the event of the voluntary sale or transfer of the Property with or without the consent of the Lender;

(xvi) in the event Borrower fails to comply with the Cash Management Agreement; and/or

(xvii) if Borrower fails to permit on-site inspections of the Property, fails to provide financial information, in accordance with the Loan Documents, or fails to appoint a new property manager upon the request of Lender as permitted under this Agreement, each as required by, and in accordance with, the terms and provisions of this Agreement or the Mortgage.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower

(i) in the event of: (a) Borrower, Guarantor or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower, Guarantor or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (c) Borrower, Guarantor or Principal filing an answer consenting to or otherwise colluding in, acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) Borrower, Guarantor or Principal consenting to, colluding in, acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Guarantor or Principal or any portion of the Property, other than at the request or petition of Lender; (e) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (f) a substantive consolidation of Borrower with any other Person in connection with any federal or state bankruptcy proceeding involving the Guarantor or any Principal; (g) Borrower, Guarantor or Principal contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving any Guarantor, Principal or Borrower; or (h) Borrower accepts from any Guarantor or Principal, or Guarantor or Principal solicits or provides, any debtor-in-possession financing to Borrower in the event Borrower is the subject of a bankruptcy or insolvency proceeding;

(ii) if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof;

(iii) if Borrower fails to obtain Lender’s prior written consent, to the extent required under the Loan Documents, to any indebtedness or voluntary Lien encumbering the Property; or

(iv) if Borrower fails to obtain Lender’s prior written consent to any Transfer to the extent required under the Loan Documents.

Section 9.5. Matters Concerning Manager. If (i) a Debt Yield Trigger Event occurs, (ii) an Event of Default occurs and is continuing, (iii) at the Maturity Date, the Debt is not repaid in full, (iv) the Manager shall become subject to a Material Proceeding or (v) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.6. Servicer. At the option of Lender, the Loan may be serviced by an affiliate of Lender or a third-party loan servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly servicing fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Sections 2.2.4 and 2.3.5 and interest at the Default Rate actually paid by Borrower in respect of such payments is insufficient to pay the same) and expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all of the following actual out-of-pocket costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. Lender has the right to sell, transfer, assign or otherwise dispose of all or any part of its rights, obligations and/or interest in the Loan and the Loan Documents, including, without limitation, this Agreement, pursuant to Section 9.1 hereof.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3. Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE MORTGAGE, ASSIGNMENT OF RENTS, AND UCC FINANCING STATEMENTS FILED IN THE STATE WHERE THE PROPERTY IS LOCATED AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT EXCEPT FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE MORTGAGE, ASSIGNMENT OF RENTS AND UCC FINANCING STATEMENTS FILED IN THAT STATE, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN OTHER PROVISIONS OF THE LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND

IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

C T CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by Lender and by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Security Benefit Life Insurance Company One Security Benefit Place Topeka, Kansas 66636 Attention: Investment Accounting Department Facsimile No.: 785-368-1458

with a copy to:

Security Benefit Life Insurance Company

c/o Guggenheim Commercial Real Estate Finance, LLC

3414 Peachtree Road NE, Suite 975

Atlanta, Georgia 30326

Attention: Eugene Ansley, Jr.

Facsimile No.: 404-995-7001

with a copy to:	Cohen Financial 4601 College Blvd., Suite 300 Leawood, Kansas 66211 Attention: Loan Administration Service Center Facsimile No.: 866-315-6202

with a copy to:	Venable LLP 1270 Avenue of the Americas New York, New York 10020

Attention: Michael Peskowitz, Esq. Facsimile No.: 212-307-5598

If to Borrower:	CIO Lake Vista, Limited Partnership c/o City Office REIT, Inc. Vancouver, British Columbia V6E 3C9, Canada Attention: Jamie Farrar Facsimile No.: 604-661-4873

With a copy to:	Miller, Canfield, Paddock & Stone, P.L.C. 101 North Main Street, 7th Floor Ann Arbor, Michigan 48104 Attention: Joseph M. Fazio, Esq. Facsimile No.: 734-747-7147

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7. Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to

Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable and actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as otherwise provided in this Agreement, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.6; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise directly by reason of the gross negligence or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b) General Indemnification. Borrower shall, at its sole cost and expense, protect (with legal counsel reasonably acceptable to Lender), defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one (1) or more of the following: (i) ownership of the Mortgage, the Property or any interest therein or receipt of any Rents; (ii) any amendment to, or restructuring of, the Debt, the Note, this Agreement, the Mortgage, or any other Loan Documents; (iii) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Mortgage, this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or any indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (iv) any accident, injury to, or death of, persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (v) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any failure on the part of Borrower to perform or be in compliance with any of the terms of the Mortgage, the Note, this Agreement or any of the other Loan Documents; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (viii) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made; (ix) any failure of the Property to be in compliance with any Legal Requirements; (x) the enforcement by any Indemnified Party of the provisions of this Section 10.13; (xi) provided that Lender has taken over possession of the Property through a receiver or otherwise, any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (xii) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan, (xiii) any material misrepresentation made by Borrower in this Agreement or any other Loan Document, (xiv) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents or (xv) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnified Parties. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. Any amounts payable to any Indemnified Parties by reason of the application of this Section 10.13(b) shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by such Indemnified Parties until paid.

(c) [Intentionally Omitted].

(d) Mortgage Tax, Intangible Tax and Transfer Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (x) any tax on the making and/or recording of this Agreement, the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes and/or (y) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents. Borrower hereby agrees that, in the event that it is determined that any documentary stamp taxes or intangible personal property taxes are due hereon or on any mortgage or promissory note executed in connection herewith (including, without limitation, the Note), Borrower shall indemnify and hold harmless the Indemnified Parties for all such documentary stamp and/or intangible taxes, including all penalties and interest assessed or charged in connection therewith.

(e) ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all reasonable Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a breach of any of the representations made under Section 4.1.9 hereof or a breach of any negative covenants contained in Section 5.2.9 hereof.

(f) Duty to Defend; Attorneys’ Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender hereby agrees to indemnify, defend and hold each other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender as a broker in connection with the transactions contemplated herein, other than due to the willful misconduct or gross negligence of

Borrower or Lender, as the case may be. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Confidentiality. Borrower agrees to use commercially reasonable efforts (equivalent to the efforts the Borrower applies to maintain the confidentiality of its own confidential information) to maintain as confidential this Agreement, all other Loan Documents and the terms thereof, except that the Borrower may disclose such information (i) to its members, partners, manager(s), officers, directors, shareholders, employees, agents, attorneys or such other representatives of the Borrower on a need to know basis solely for reasonable business purposes related to the Property, so long as such persons have agreed to keep such information confidential, (ii) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Borrower to be compelled by any court decree, subpoena or legal or administrative order or process, and (iii) as, on the advice of the Borrower’s counsel, is required by law.

Section 10.23. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents

Section 10.24. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25. Joint and Several Obligations. If Borrower consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
CIO LAKE VISTA, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Lake Vista GP, LLC,
a Delaware limited liability company

	By:	/s/ James Farrar
Name: James Farrar
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:
SECURITY BENEFIT LIFE INSURANCE COMPANY,
a Kansas Insurance Company

By:	Guggenheim Partners Investment Management, LLC, as Investment Adviser for Security Benefit Life Insurance Company

	By:	/s/ William Bennett
William Bennett, Managing Director

SCHEDULE I

(Rent Roll)

SCH. I-1

SCHEDULE II

(Required Repairs Deadlines For Completion)

Category	Repair Work	Amount	Completion Deadline
Pavement/Parking	Concrete pavement installed in May, 2014 exhibited unusual cracking. Remove and replace concrete parking spaces and drive lane as indicated on the Site Plan.	$47,025	90 days after the Closing Date
Sidewalk	Uneven sidewalk at west entrance, near the outdoor seating area, remove and replace sidewalk.	$188	90 days after the Closing Date
Tree Removal	Remove dead wood from mature trees in the parking lot.	$1,500	90 days after the Closing Date
Flooring	Rout and seal cracks observed in the slab on the west building prior to installation of flooring material.	$2,500	90 days after the Closing Date
Windows	Perform a Building Envelope Assessment to study the tightness of the building at the window systems.	$7,500	30 days after the Closing Date
Microbial Growth	Assess and remediate area of suspect microbial growth.	$8,000	30 days after the Closing Date
Window/Façade Work	- Install missing window gaskets at interior of building. Match existing materials and comply with manufacturer’s requirements. - Deconstruct affected window assemblies, reset insulated glass units and reassemble all components. Reuse existing units or replace as necessary to return to original working condition. - Make all transitions watertight and maintainable long-term. - Complete wet seal installation as necessary to	$20,000	120 days after the Closing Date

make entire curtain wall sections completely watertight.

- Install metal snap cover closure at curtain wall.

- Install compatible sealant or rubberized weather seals at all vertical snap cover joints (expansion provision) where condition occurs at affected curtain walls. Take measures to prevent downward sliding of snap covers, as well.

- Power wash exterior of building to remove atmospheric grime, dead insects, spider webs, wildlife food sources, etc.

- Properly prepare and repaint or coat (using elastomeric coating) exterior tilt wall surfaces.

TOTAL		$86,713

SCH. II-1

SCHEDULE III

(Organizational Structure)

SCH. III-1